Exhibit (h)(1)(iii)

ADDENDUM

to

Service Agreement(s)

with

Boston Financial Data Services, Inc. (“Boston Financial”)

This Addendum is made as of this 21st day of February 2012 between Boston Financial and the undersigned client (the “Client”) and will serve to amend and/or supplement the terms of the agreement or agreements for services, identified below, which is or are currently in effect between the parties (the “Agreement(s)”).

WHEREAS, Boston Financial provides certain services to the Client pursuant to the terms of the Agreement(s); and

WHEREAS, the services may include the receipt, storage, maintenance, processing or accessing of certain personal information of current or prospective shareholders or customers of the Client; and

WHEREAS, the Client is required under certain applicable federal and state laws and regulations to safeguard such information and to require the same of its service providers; and

WHEREAS, the parties wish to supplement the Agreement(s) in order to confirm the parties understanding with respect to these requirements.

NOW THEREFORE, the parties agree as follows:

1. Any existing terms of the Agreement(s) pertaining to confidentiality, confidential information, customer or shareholder information, privacy and/or information security are hereby supplemented with, and shall be read to include, the following provision:

“Boston Financial confirms that it will use Customer Information (defined below), in its possession, in compliance with (i) the provisions of this Agreement and (ii) applicable federal and state privacy laws, including but not limited to, the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and the Massachusetts Standards for the Protection of Personal Information (“Mass Privacy Act”). Boston Financial confirms that it has implemented and will continue to maintain appropriate information security safeguards reasonably designed to prevent the destruction, loss, unauthorized acquisition, unauthorized use, or alteration of Customer Information in its possession, consistent with such regulatory requirements. Customer Information shall include all “nonpublic personal information,” and/or “personal information” as defined under the GLB Act and the Mass Privacy Act, respectively.”

2. All defined terms and definitions in the Agreement(s) shall be the same in this Addendum (the “Addendum”) except as specifically revised or supplemented by this Addendum.

3. Except as specifically set forth in this Addendum, all other terms and conditions of the Agreement(s) shall remain in full force and effect.

Exhibit (h)(1)(iii)

4. Upon its execution, this Addendum shall be effective as of the date first noted above. This Addendum may be executed in counterparts, each of which shall be deemed to be an original.

5. AGREEMENT(S) TO WHICH THIS ADDENDUM APPLIES:

Transfer Agency and Service Agreement dated October 1, 2005

IN WITNESS WHEREOF, each of the parties has caused this Addendum to be executed in its name and behalf by its duly authorized representative.

CLIENT:

NATIXIS FUNDS TRUST I

NATIXIS FUNDS TRUST II

NATIXIS FUNDS TRUST IV

LOOMIS SAYLES FUNDS I

LOOMIS SAYLES FUNDS II

GATEWAY TRUST

HANSBERGER INTERNATIONAL SERIES

By:	/s/ Michael Kardok
Name:	Michael Kardok
Title:	Treasurer

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Richard J. Johnson
Name:	Richard J. Johnson
Title:	Division Vice President